UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 12, 2011

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction	(Commission File Numbers)	(IRS Employer
of incorporation)		Identification No.)

Sealy Drive, One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2011, Lawrence J. Rogers notified the Board of Directors (the “Board”) of Sealy Corporation (“Sealy” or the “Company”) that he will retire as the Company’s President and Chief Executive Officer, as well as resign from the Board, effective January 15, 2013 (the “Retirement Date”).  On December 12, 2011, Sealy and Mr. Rogers entered into a retirement letter agreement (the “Retirement Agreement”) to secure Mr. Rogers’ services until the Retirement Date and certain consulting services thereafter.  Set forth below is a summary of the material terms of the Retirement Agreement.

Pursuant to the Retirement Agreement, Mr. Rogers’ employment with the Company will end on the Retirement Date, and he shall remain in his current position until that date.  In the event that a new Chief Executive Officer is hired prior to the Retirement Date, Mr. Rogers will cease to hold his current positions with the Company (including his position on the Company’s Board), although he will continue to remain employed by the Company.  As such an employee, Mr. Rogers will continue to receive his current base salary on a semi-monthly basis, and will continue to participate in the Company’s benefit plans.  Mr. Rogers shall be entitled to the annual bonus in respect of fiscal year 2012 he would have been entitled to had he remained, or does remain, Chief Executive Officer through the end of such fiscal year.

The Retirement Agreement further provides that, beginning on the Retirement Date through January 15, 2014 (the “Consulting Period”), Mr. Rogers will continue to provide such consulting services to the Company as the Board may reasonably request, but in any case at a minimum of 25% of his work time (relative to his work time while an employee) up to a maximum of 49% of such time.  In connection with such consulting services, the Company will pay Mr. Rogers a consulting fee that will be based on the percentage of time, on a monthly basis, that Mr. Rogers provides such services to the Company, multiplied by the monthly rate of Mr. Rogers’ current base salary.  The Consulting Fee will be subject to a guaranteed minimum of 25% of Mr. Rogers’ current base salary for the duration of the Consulting Period.

Consistent with the Company’s policies for expatriate senior executives, in connection with Mr. Rogers’ retirement and relocation to Canada, the Company will provide Mr. Rogers with tax planning assistance and moving expenses back to Canada.  Consistent with applicable Company policy for retired employees, Mr. Rogers may also elect to continue to receive the medical and life insurance coverage provided to Sealy employees through January 2, 2015.

Any of Mr. Rogers’ outstanding stock options and other equity-based awards will continue to vest and remain subject to the existing terms of the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries (the “Equity Plan”) and any applicable award documents or agreements.  However, pursuant to the Retirement Agreement, any restricted stock units granted under the Equity Plan that are outstanding and unvested as of the Retirement Date (or such earlier date as his employment may be earlier terminated as set forth in the Retirement Agreement), shall vest upon the Retirement Date (or such earlier date of termination as set forth in the Retirement Agreement) and shall be delivered as set forth in the Retirement Agreement.

If Mr. Rogers’ employment or consulting services, as applicable, are terminated without Cause (as defined in the Retirement Agreement) by the Company or by Mr. Rogers for Good Reason (as defined in the Retirement Agreement), Mr. Rogers will continue to receive the payment of his current base salary through January 15, 2013 and/or his consulting fee through January 15, 2014, as applicable, as well as the 2012 bonus amount described above.  These termination provisions supersede all severance provisions contained in Mr. Rogers’ Amended Employment Agreement, dated as of July 22, 2008, as further amended by the 409A Amendment to the Employment Agreement, entered into as of December 30, 2008 (the “Amended Employment Agreement”).  If Mr. Rogers’ employment or consulting services, as applicable, are terminated for any other reason, Mr. Rogers will not be entitled to receive any of the payments or benefits otherwise provided under the Retirement Agreement or the Amended Employment Agreement.

The Retirement Agreement requires continued compliance with the non-compete and other restrictive covenants set forth in Mr. Rogers’ Amended Employment Agreement and award agreements granted under the Equity Plan until the third anniversary of the date Mr. Rogers ceases to provide services to the Company under the Retirement Agreement.  Mr. Rogers has also agreed to a covenant not to disparage the Company, or any of its directors, officers, employees, products or services.

A copy of the Retirement Agreement is attached hereto as Exhibit 10.1.  In addition, a copy of the press release announcing Mr. Rogers’ retirement is attached hereto as Exhibit 99.1.  Both exhibits attached to this current report on Form 8-K are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Retirement Agreement, dated December 12, 2011, between Lawrence J. Rogers and Sealy Corporation
99.1	Press Release, dated December 13, 2011, announcing Mr. Rogers’ retirement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALY CORPORATION

/s/ Michael Q. Murray
Date: December 13, 2011
	By:	Michael Q. Murray
	Its:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Title
10.1	Retirement Agreement, dated December 12, 2011, between Lawrence J. Rogers and Sealy Corporation
99.1	Press Release, dated December 13, 2011, announcing Mr. Rogers’ retirement